EXHIBIT 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 (No. 333-200829) of TerraForm Power, Inc. of our report dated May 7, 2014, relating to the financial statements of CalRENEW-1 LLC as of and for the year ended December 31, 2013, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

January 7, 2015